As filed with the Securities and Exchange Commission on December 30, 2022
Registration No. 333-257995
Registration No. 333-267051

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 3
TO
FORM S-1 ON
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE BEAUTY HEALTH COMPANY
(Exact name of registrant as specified in its charter)

Delaware	85-1908962
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)
2165 Spring Street
Long Beach, CA 90806
(800) 603-4996
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

 Liyuan Woo
Chief Financial Officer
2165 Spring Street
Long Beach, CA 90806 (800) 603-4996
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Brent T. Epstein, Esq.
Latham & Watkins LLP
10250 Constellation Blvd., Suite 100
Los Angeles, California 90067
(213) 651-5500

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
On July 19, 2021, The Beauty Health Company (the “Company,” “Beauty Health,” “we,” or “us”) filed a Registration Statement on Form S-1 (File No. 333-257995) which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 26, 2021 and subsequently amended by Post-Effective Amendment No. 1 on March 1, 2022 and Post-Effective Amendment No. 2 on May 2, 2022 (as amended, the “Existing S-1 Registration Statement”). The Existing S-1 Registration Statement registered (i) the resale of an aggregate of 76,040,010 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) and (ii) the resale of 6,970,000 warrants to purchase Class A Common Stock at an exercise price of $11.50 per share (the “warrants”) by certain securityholders named in the Existing S-1 Registration Statement (each a “Selling Stockholder” and, collectively, the “Selling Stockholders”). The Existing S-1 Registration Statement also relates to the issuance of up to 6,970,000 shares of Class A Common Stock upon the exercise of the warrants.
Pursuant to Rule 429 of the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included herein is a combined prospectus which (i) refers to the Registration Statement on Form S-3 (File No. 333-267051), which was declared effective on September 2, 2022, relating to the resale by the registered holders named therein of 65,618 shares of Class A Common Stock (together with the Existing S-1 Registration Statement, the “Existing Registration Statements”) and (ii) constitutes a Post-Effective Amendment to the Existing S-1 Registration Statement, as further amended by this Post-Effective Amendment No. 3 to the Existing S-1 Registration Statement (“POS AM No. 3”).
This POS AM No. 3 (a) is being filed to convert the Existing S-1 Registration Statement into a registration statement on Form S-3 and (b) contains an updated prospectus relating to the offering and sale of (i) the shares of outstanding Class A Common Stock covered by the Existing Registration Statements, (ii) the shares of Class A Common Stock remaining available for issuance under the Existing S-1 Registration Statement (including upon exercise of the warrants) and (iii) the warrants.
This POS AM No. 3 amends and restates the information contained in the Existing Registration Statements (and all amendments thereto) under the headings contained herein.
All filing fees payable in connection with the registration of the shares of Class A Common Stock, the warrants, and the shares of Class A Common Stock underlying such warrants covered by this POS AM No. 3 were paid by the Company at the time of the initial filing of the Existing Registration Statements. No additional securities are registered hereby.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED DECEMBER 30, 2022
THE BEAUTY HEALTH COMPANY
68,433,360 SHARES OF CLASS A COMMON STOCK
6,970,000 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK
6,970,000 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS
This prospectus relates to the resale from time to time of (i) an aggregate of 68,433,360 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of The Beauty Health Company, a Delaware corporation, and (ii) 6,970,000 warrants to purchase Class A Common Stock at an exercise price of $11.50 per share (“warrants”) by the selling stockholders named in this prospectus (each a “Registered Holder” and, collectively, the “Registered Holders”). This prospectus also relates to the issuance by us of up to 6,970,000 shares of Class A Common Stock upon the exercise of outstanding warrants.
On May 4, 2021, we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 8, 2020 (the “Merger Agreement”), by and among Vesper Healthcare Acquisition Corp., a Delaware corporation (“Vesper”), Hydrate Merger Sub I, Inc. (“Merger Sub I”), Hydrate Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub II”), LCP Edge Intermediate, Inc., a Delaware corporation and indirect parent of Edge Systems LLC d/b/a The HydraFacial Company (“HydraFacial”), and LCP Edge Holdco, LLC (“LCP,” and, in its capacity as the stockholders’ representative, the “Stockholders’ Representative”). As contemplated by the Merger Agreement, (i) Merger Sub I merged with and into HydraFacial, with HydraFacial continuing as the surviving corporation (the “First Merger”); and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, HydraFacial merged with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”) (the transactions set forth in the Merger Agreement, including the Mergers, constitute the “Business Combination”). Vesper also changed its name to “The Beauty Health Company”.
We are registering the resale of shares of Class A Common Stock and warrants as required by (i) an Amended and Restated Registration Rights Agreement, dated as of May 4, 2021 (the “Registration Rights Agreement”), entered into by and among us, BLS Investor Group LLC (the “Sponsor”) and the stockholders of HydraFacial as of immediately prior to the effective time of the Mergers (the “HydraFacial Stockholders”) and (ii) those certain subscription agreements (the “PIPE Subscription Agreements”), each dated December 8, 2020, entered into by us and certain qualified institutional buyers and accredited investors that purchased shares of Class A Common Stock in private placements consummated in connection with the Business Combination.
We will receive the proceeds from any exercise of the warrants for cash, but not from the resale of the shares of Class A Common Stock or resale of warrants by the Registered Holders.
We will bear all costs, expenses and fees in connection with the registration of the shares of Class A Common Stock and warrants. The Registered Holders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of Class A Common Stock and warrants.
Our Class A Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “SKIN”. On December 29, 2022, the closing sale price of our Class A Common Stock as reported by Nasdaq was $9.21 per share.
Investing in shares of our Class A Common Stock or warrants involves a high degree of risk that are described in the “Risk Factors” section beginning on page 6 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), this prospectus is a combined prospectus which (i) relates to the Registration Statement on Form S-3 (File No. 333- 267051), which was declared effective on September 2, 2022, related to the resale by the registered holders named therein of 65,618 shares of Class A Common Stock and (ii) constitutes a Post-Effective Amendment to the Existing Registration Statement, as further amended by this POS AM No. 3.
The date of this prospectus is December 30, 2022.

ABOUT THIS PROSPECTUS
This prospectus is part of registration statements that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. By using a shelf registration statement, the Registered Holders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings as described in this prospectus. To the extent necessary, each time that the Registered Holders offer and sell securities, we or the Registered Holders may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. To the extent permitted by law, we may also authorize one or more free writing prospectuses that may contain material information relating to these offerings. Such prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”
Neither we nor the Registered Holders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Registered Holders take any responsibility for, nor provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Registered Holders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, neither we nor the Registered Holders guarantee the accuracy or completeness of this information and neither we nor the Registered Holders have independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.
As used in this prospectus, unless otherwise indicated or the context otherwise requires, the terms “we,” “our,” “us” and the “Company” mean The Beauty Health Company and its subsidiaries, which was a special purpose acquisition company called “Vesper Healthcare Acquisition Corp.” prior to the closing of the Business Combination. When we refer to “you,” we mean the potential holders of the shares of our Class A Common Stock.
In this prospectus, we sometimes refer to our Class A Common Stock and warrants to purchase shares of our Class A Common Stock, collectively, as the “securities.”

WHERE YOU CAN FIND MORE INFORMATION;
INCORPORATION BY REFERENCE
Available Information
We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with or furnished to the SEC.
Our web site address is www.beautyhealth.com. The information on our web site, however, is not, and should not be deemed to be, a part of, or incorporated by reference into, this prospectus.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided above. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
•Our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 1, 2022, as amended by our Form 10-K/A, filed with the SEC on December 15, 2022.
•Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 10, 2022, as amended by our Form 10-Q/A, filed with the SEC on December 15, 2022, the quarter ended June 30, 2022, filed with the SEC on August 9, 2022, as amended by our Form 10-Q/A, filed with the SEC on December 15, 2022 and the quarter ended September 30, 2022, filed with the SEC on November 9, 2022, as amended by our Form 10-Q/A, filed with the SEC on December 15, 2022.
•Our Current Reports on Form 8-K filed with the SEC on January 4, 2022, January 20, 2022 (other than Item 7.01), March 7, 2022 (other than Item 7.01), June 6, 2022 (other than Item 7.01), June 10, 2022, June 29, 2022, August 26, 2022, September 27, 2022 (other than Item 7.01), November 10, 2022 (other than Item 7.01), and November 15, 2022.
•Our Current Report on Form 8-K/A filed with the SEC on June 29, 2022 and August 3, 2022.
•The description of our securities, filed as Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 1, 2022, as well as any additional amendments or reports filed for the purpose of updating such description.
All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the completion or termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.
You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:
The Beauty Health Company
2165 Spring Street
Long Beach, California 90806
(800) 603-4996
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.
You may also access the documents incorporated by reference in this prospectus through our website at www.beautyhealth.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

THE COMPANY
The Beauty Health Company is a global category-creating company focused on delivering beauty health experiences by reinventing our consumer’s relationship with their skin, their bodies and their self-confidence. Our flagship brand, HydraFacial, created the category of hydradermabrasion by using a patented Vortex-Fusion Delivery System to cleanse, peel, exfoliate, extract, infuse and hydrate the skin with proprietary solutions and serums. HydraFacial provides a non-invasive and approachable experience with a powerful community of a/estheticians, consumers and partners, bridging medical skin correction to traditional over-the-counter beauty. Our vision is to expand our platform and connected community of providers, consumers, brand partners, and retail partners to democratize and personalize beauty health solutions across ages, genders, skin tones, and skin types.
The Beauty Health Company, formerly known as Vesper Healthcare Acquisition Corp. (the “Company” or “BeautyHealth”), was incorporated in Delaware on July 8, 2020. The Company was originally formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On May 4, 2021, the Company consummated the previously announced business combination. In connection therewith, the Company changed its name from “Vesper Healthcare Acquisition Corp.” to “The Beauty Health Company.”
Our principal executive offices are located at 2165 Spring Street, Long Beach, CA 90806, and our telephone number is (800) 603-4996. Our website address is www.beautyhealth.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

THE OFFERING

Issuer	The Beauty Health Company

Securities Offered by the Registered Holders	Up to (i) 68,433,360 shares of Class A Common Stock, (ii) 6,970,000 warrants to purchase shares of Class A Common Stock and (iii) 6,970,000 shares of Class A Common Stock underlying warrants.

Use of Proceeds
All of the shares of Class A Common Stock and warrants offered by the Registered Holders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.
We will receive proceeds from the exercise of the warrants for cash, but not from the sale of the shares of Class A Common Stock issuable upon such exercise.
Unless otherwise disclosed in a prospectus supplement, we intend to use any net proceeds from the exercise of warrants for cash for general corporate purposes.

Market for Securities	Our Class A Common Stock is listed on Nasdaq under the ticker symbol “SKIN”.

Risk Factors
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of factors you should carefully consider before investing in our securities.

RISK FACTORS
Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The discussion of risks includes or refers to forward-looking statements. See “Forward-Looking Statements” beginning on page 7 of this prospectus for an explanation of the qualifications and limitations on such forward-looking statements contained or incorporated by reference into this prospectus and in any applicable prospectus supplement.

FORWARD-LOOKING STATEMENTS
This prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. The words “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend” “may,” “might,” “ongoing,” “plan,” “possible,” “predict,” “project,” “potential,” “seek,” “should,” “strategy,” “target,” “will,” “would” and similar expressions and variations thereof are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Those statements appear in this prospectus, any prospectus supplement and the documents incorporated herein and therein by reference, and include statements regarding the intent, belief or current expectations of the Company and management that are subject to known and unknown risks, uncertainties and assumptions.
This prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement also contain statements that are based on the current expectations of our company and management. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. The risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated or implied in our forward-looking statements include, but are not limited to, those risks set forth under the section entitled “Risk Factors” beginning on page 6 of this prospectus, and in the applicable prospectus supplement, together with all of the other information contained in or incorporated by reference into the prospectus supplement or appearing or incorporated by reference into this prospectus.
Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

USE OF PROCEEDS
All of the shares of Class A Common Stock or warrants offered by the Registered Holders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.
The Registered Holders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Registered Holders in disposing of their shares of Class A Common Stock or warrants, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.
We will receive proceeds from the exercise of the warrants for cash, but not from the sale of the shares of Class A Common Stock issuable upon such exercise. Unless otherwise disclosed in a prospectus supplement, we intend to use any net proceeds from the exercise of warrants for cash for general corporate purposes.

DESCRIPTION OF SECURITIES
The following description of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities and is subject to and qualified by reference to the full text of our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are attached as exhibits to our Annual Report on Form 10-K. We urge you to read our Second Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws in their entirety for a complete description of the rights and preferences of our securities.
Authorized and Outstanding Stock
The Second Amended and Restated Certificate of Incorporation authorizes the issuance of 321,000,000 shares of capital stock, consisting of (i) 320,000,000 shares of Common Stock, consisting entirely of 320,000,000 shares of Class A Common Stock, $0.0001 par value per share (after giving effect to the conversion of each outstanding share of Class B Common Stock immediately prior to the closing of the Business Combination into one share of Class A Common Stock) and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of our Common Stock are, and the shares of Common Stock issuable in connection with the Business Combination pursuant to the Merger Agreement and the Private Placement are, duly authorized, validly issued, fully paid and non assessable. As of December 29, 2022, there were 132,207,966 shares of Class A Common Stock outstanding, held of record by approximately 59 holders of Class A Common Stock, no shares of preferred stock outstanding and 6,970,000 warrants outstanding held of record by approximately 17 holders of warrants. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.
Common Stock
Class A Common Stock
The Second Amended and Restated Certificate of Incorporation provides that the Class A Common Stock have identical rights, powers, preferences and privileges to current Class A Common Stock.
Class B Common Stock
The Second Amended and Restated Certificate of Incorporation provided that each share of Class B Common Stock outstanding immediately prior to the filing of the Second Amended and Restated Certificate of Incorporation automatically converted into one share of Class A Common Stock and, concurrently with such conversion, the number of authorized shares of Class B Common Stock was reduced to zero.
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and are entitled to one vote per share on matters to be voted on by stockholders. The holders of Class A Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of Common Stock.
Dividends
Subject to the rights, if any of the holders of any outstanding shares of preferred stock, holders of Common Stock are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.
Liquidation, Dissolution and Winding Up
In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of Common Stock will be entitled to receive all the remaining assets of the post- combination company available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by them, after the rights of the holders of the preferred stock have been satisfied.
Preemptive or Other Rights
Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our Common Stock.
Election of Directors
Our Board is currently divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of the Class I Directors in place at such time will expire at our 2025 annual meeting of stockholders; the term of the Class II Directors in place at such time will expire at our 2023 annual meeting of stockholders; and the term of the Class III Directors in place at such time will expire at our 2024 annual meeting of stockholders.
There is no cumulative voting with respect to the election of directors, with the result that directions will be elected by a plurality of the votes cast at a meeting of stockholders by holders of our Common Stock.
Preferred Stock
Our Second Amended and Restated Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding as of the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Warrants
BLS Investor Group, LLC (the “Sponsor”) purchased 9,333,333 warrants at a price of $1.50 per warrant for an aggregate purchase price of $14,000,000 in a private placement that occurred on the IPO closing date. There were 6,970,000 warrants outstanding as of December 29, 2022. The warrants may be physical (cash) or net share (cashless) settled and are not redeemable by us so long as they are held by the Sponsor or its permitted transferees, except as set forth below.
Each whole warrant entitles the registered holder to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. For example, if a warrant holder holds one warrant, such warrant will be exercisable for one share of the Company’s Class A Common Stock. Pursuant to the Warrant Agreement, dated September 29, 2020, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), a warrant holder may exercise its warrants only for a whole number of shares of Class A Common Stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. The warrants will expire on May 4, 2026 at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We are not obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.
Redemption of warrants when the price per share of our Class A Common Stock equals or exceeds $18.00.
We may call the warrants for redemption:
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the last reported sale price of the Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date we send to the notice of redemption to the warrant holder (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like);
provided, however, that any warrants that are still held by Sponsor or its permitted transferees are not subject to redemption pursuant to this provision.
If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, we will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of our Class A Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of our Class A Common Stock is available throughout the 30-day redemption period.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise their warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per share of our Class A Common Stock equals or exceeds $10.00.
We may also call the warrants for redemption:
•in whole and not in part;
•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A Common Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Common Stock except as otherwise described below;
•if, and only if, the last reported sale price of the Class A Common Stock equals or exceeds $10.00 per share for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date we send to the notice of redemption to the warrant holder (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like); and
•if the last reported sale price of the Class A Common Stock is less than $18.00 per share for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date we send to the notice of redemption to the warrant holder (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like), the warrants held by Sponsor and its permitted transferees must also concurrently be called for redemption on the same terms as the other outstanding warrants.
The numbers in the table below represent the “redemption prices,” or the number of shares of Class A Common Stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date, determined based on the volume-weighted average price for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

Redemption Date	Fair Market Value of Class A Common Stock
(period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The “fair market value” of our Class A Common Stock shall mean the volume-weighted average price of our Class A Common Stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants.
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume-weighted average price of our Class A Common Stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.277 shares of Class A Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of our Class A Common Stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.298 Class A Common Stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of our Class A Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, we can redeem the warrants for no consideration in the event that the warrants are “out of the money” (i.e., the trading price of our Class A Common Stock is below the exercise price of the warrants) and about to expire.
This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than private placement warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide the warrants with an additional liquidity feature, which provides us with the flexibility to redeem the warrants for shares of Class A Common Stock, instead of cash, for “fair value” without the warrants having to reach the $18.00 per share threshold set forth above. Holders of the warrants will, in effect, receive a number of shares representing fair value for their warrants based on an option pricing model with a fixed volatility input as of September 30, 2020. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding warrants, in this case, for Class A Common Stock, and therefore have certainty as to (i) our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and (ii) to the amount of cash provided by the exercise of the warrants and available to us, and also provides a ceiling to the theoretical value of the warrants as it locks in the “redemption prices” we would pay to warrant holders if we chose to redeem warrants in this manner. We will effectively be required to pay fair value to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants for Class A Common Stock if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay fair value to the warrant holders. In particular, it would allow us to quickly redeem the warrants for Class A Common Stock, without having to negotiate a redemption price with the warrant holders. In addition, the warrant holders will have the ability to exercise the warrants prior to redemption if they should choose to do so.
As stated above, we can redeem the warrants when the shares of Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with fair value (in the form of Class A Common Stock). If we choose to redeem the warrants when the Class A Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Class A Common Stock than they would have received if they had chosen to wait to exercise their warrants for Class A Common Stock if and when such Class A Common Stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of Class A Common Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.
Redemption procedures and cashless exercise.
If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise their warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (i) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (ii) the fair market value. For purposes of this paragraph, “fair market value” shall mean the volume-weighted average price of the Class A Common Stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants.
If we call our warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis. Except as described under “Description of Securities - Warrants - Redemption of Warrants When the Price per Share of Our Class A Common Stock Equals or Exceeds $10.00,” if Sponsor and its permitted transferees elect to exercise their warrants on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. For purposes of this paragraph, the “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments.
If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one minus the quotient of (a) the price per share of Class A Common Stock paid in such rights offering and (b) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume-weighted average price of Class A Common Stock as reported during the 10-trading-day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (i) as described above; or(ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A Common Stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.
If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.
Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders of Class A Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s current certificate of incorporation or as a result of the repurchase of shares of Class A Common Stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Class A Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.
The warrants have been issued in registered form under the Warrant Agreement. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement pertaining to our IPO, for a complete description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding warrants to make any change that adversely affects the interests of the registered holders of warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of public warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their public warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Warrants may be exercised only for a whole number of shares of Class A Common Stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrant holder.
Dividends
We have not paid any cash dividends on our Common Stock to date and do not intend to pay cash dividends. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. In addition, our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.
Transfer Agent and Warrant Agent
The Transfer Agent for our Common Stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Certain Anti-Takeover Provisions of Delaware Law, the Company’s Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws
The Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions include:
•no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
•a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Board;
•the requirement that directors may only be removed from the Board for cause;
•the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board;
•a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;
•a prohibition on stockholders calling a special meeting and the requirement that a meeting of stockholders may only be called by members of our Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;
•the requirement that changes or amendments to certain provisions of our certificate of incorporation or bylaws must be approved by holders of at least two-thirds of the Common Stock of the post-combination company; and
•advance notice procedures that stockholders must comply with in order to nominate candidates to our Board or to propose matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

REGISTERED HOLDERS
This prospectus relates to (i) an aggregate of 68,433,360 shares of Class A Common Stock and (ii) 6,970,000 warrants. The Registered Holders may from time to time offer and sell any or all of the shares of Class A Common Stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Registered Holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Registered Holders’ interest in the Class A Common Stock or warrants other than through a public sale.
The following table sets forth, as of December 29, 2022, the names of the Registered Holders, and the aggregate number of shares of Class A Common Stock and warrants that the Registered Holders may offer pursuant to this prospectus. The following table does not include the issuance by us of up to 6,970,000 shares of Class A Common Stock upon the exercise of outstanding warrants, each of which is also covered by this prospectus.

	Before the Offering		Number of Securities Being Offered		After the Offering
Name of Registered Holder	Number of Shares of Class A Common Stock	Number of Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock	Percentage of Outstanding Shares of Class A Common Stock	Number of Warrants
LCP Edge Holdco, LLC(1)	36,568,002	—	36,568,002	—	—	—	—
Brenton L. Saunders(2)	6,027,869	3,166,666	5,533,534	3,166,666	494,335	*	—
Fidelity Select Portfolios: Select Medical Technology and Devices Portfolio(3)	3,600,939	—	3,000,000	—	600,939	*	—
Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund(3)	4,040,856	—	2,884,717	—	1,156,139	*	—
Fidelity Growth Company Commingled Pool By: Fidelity Management Trust Company, as Trustee(3)	4,474,465	—	2,732,812	—	1,741,653	1.3%	—
DW Healthcare Partners IV (B), L.P.(4)	2,600,391	—	2,600,391	—	—	—	—
Fidelity Select Portfolios: Select Health Care Portfolio(3)	2,601,005	—	1,800,000	—	801,005	*	—
Triplet Enterprises III LLC(2)	1,681,771	1,000,000	1,681,771	1,000,000	—	—	—
Manisha Narasimhan(5)	2,265,021	—	1,316,728	—	948,293	*	—
Lugard Road Capital Master Fund, LP(7)	3,789,209	—	1,040,482	—	2,748,727	2.1%	—
Saunders Family Trust (2)	1,121,180	666,667	1,121,180	666,667	—	—	—
Fidelity Advisor Series VII: Fidelity Advisor Health Care Fund (3)	1,737,977		1,000,000	—	737,977	*	—
Luxor Capital Partners, LP(8)	36,150	—	14,972	—	21,178	*	—

Fidelity U.S. Equity Central Fund - Health Care Sub (3)	735,000		600,000	—	135,000	*	—
Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund (3)	803,126		553,828	—	249,298	*	—
Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund(3)	934,499		428,643	—	505,856	*	—
Face Off LLC(9)	400,000		400,000	—	—	—	—
Principal Funds, Inc. - SmallCap Fund(10)	590,000		390,000	—	200,000	*	—
Principal Life Insurance Company - Principal SmallCap Separate Account(10)	326,100		312,900	—	13,200	*	—
EJ Solimine	289,033	666,667	289,033	666,667	—	—	—
Woodline Master Fund LP(6)	3,291,912	—	2,367,857	—	924,055	*	—
Variable Insurance Products Fund IV: VIP Health Care Portfolio(3)	342,300	—	200,000	—	142,300	*	—
Michael Capellas(11)	136,162	233,333	136,162	233,333	—	—	—
BSJM Investments, LLC(12)	115,613	266,667	115,613	266,667	—	—	—
David Broser	101,162	233,333	101,162	233,333	—	—	—
Chris Preziosi	101,162	233,333	101,162	233,333	—	—	—
Sheila L. Saunders Revocable Trust(13)	92,491	166,667	92,491	166,667	—	—	—
Principal Variable Contracts Funds, Inc. - SmallCap Account(10)	82,100	—	82,100	—	—	—	—
Julius Few(14)	63,903	66,667	63,903	66,667	—	—	—
Reed McGoldrick(15)	28,903	66,667	28,903	66,667	—	—	—
Desiree Gruber(16)	29,353	53,333	24,623	53,333	4,730	*	—
Michael Zandman	21,678	50,000	21,678	50,000	—	—	—
Mark Kopinski	14,452	33,333	14,452	33,333	—	—	—
Ira Saferstein	14,452	33,333	14,452	33,333	—	—	—
Marylyn Meythaler Edmonds	7,226	16,667	7,226	16,667	—	—	—
Patient Investors LLC(17)	7,226	16,667	7,226	16,667	—	—	—
Robert Perry	1,500	—	1,500	—	—	—	—
Sachin Shridharani	1,500	—	1,500	—	—	—	—
Eduardo Rodriguez	300	—	300	—	—	—	—
Liyuan Woo(18)	347,335	—	347,335	—	—	—	—
Daniel Watson(19)	217,361	—	217,361	—	—	—	—
Mingo Tzu-Ming Ku	217,361	—	217,361	—	—	—	—
__________________
* Less than one percent

(1)The shares held by LCP Edge Holdco may be deemed to be beneficially owned by Linden Capital III, the general partner of Linden Manager. Linden Manager is the general partner of both Linden Capital Partners and Linden Capital Partners III-A, which are the controlling unitholders of LCP Edge Holdco. As the members of a limited partner committee of Linden Capital III that has the power to vote or dispose of the shares directly held by LCP Edge Holdco, Brian Miller, our director, and Anthony Davis may be deemed to have shared voting and investment power over such shares. Each of Linden Capital III, Linden Manager, Linden Capital Partners III, Linden Capital Partners III-A, Mr. Miller and Mr. Davis hereby disclaim any beneficial ownership of any shares held by LCP Edge Holdco except to the extent of any pecuniary interest therein.
(2) Mr. Saunders is the managing member of Triplet Enterprise III, LLC (“Triplet”) and exercises voting and dispositive control over the shares and warrants held by the Saunders Family Trust (“Trust”). Mr. Saunders disclaims beneficial ownership interest of the shares and warrants held by the Triplet and the Trust except to any pecuniary interest therein. Mr. Saunders is also our Executive Chairman.
(3)These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.
(4)Doug Schillinger is a Managing Member of DW Healthcare Management IV GP, LLC, the ultimate general partner of DW Healthcare Partners IV (B), L.P.. Mr. Schillinger does not have voting or investment power over the shares held by DW Healthcare Partners IV (B), L.P. and therefore disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Shares held before the offering includes an additional 4,258 shares, transacted on August 25, 2021 as working capital adjustment shares to DW Healthcare Partners IV (B), L.P. pursuant to the Business Combination.
(5)Includes 365,021 shares of Class A Common Stock held by Ursus Capra, LLC. Manisha Narasimhan is the sole member of Ursus Capra, LLC and therefore has voting control and investment discretion over the securities held by Ursus Capra, LLC.
(6)Woodline Partners LP serves as the investment manager of Woodline Master Fund LP and may be deemed to be the beneficial owner of the shares reported on this line. Woodline Master Fund LP disclaims any beneficial ownership of these shares.
(7)Jonathan Green may be deemed to have investment discretion and voting power over the securities held by Lugard Road Capital Master Fund, LP on behalf of Luxor Capital Group, LP, the investment manager of Lugard Road Capital Master Fund, LP.
(8)Christian Leone may be deemed to have investment discretion and voting power over the securities held by Luxor Capital Partners, LP on behalf of Luxor Capital Group, LP, the investment manager of Luxor Capital Partners, LP.
(9)Randy Frankel may be deemed to have investment discretion and voting power over the securities held by Face Off LLC as the sole member-manager.
(10)Phil Nordhus and Brian Pattinson may be deemed to have investment discretion and voting power over the securities held by these entities on behalf of Principal Global Investors, LLC, the investment advisor of these entities. These entities are under common control with the following registered broker dealers: Principal Securities, Inc., Principal Funds Distributor, Inc. & SAMI Brokerage LLC.
(11)Mr. Capellas is a member of our board of directors.
(12)Jack Morris and Sheryl Morris are the Managing Members of BSJM Investments, LLC and therefore have voting control and investment discretion over the securities held by BSJM Investments.
(13)Sheila L. Saunders and Charles D. Saunders, as trustees of the Sheila L. Saunders Revocable Trust, may be deemed to have voting control and investment discretion over the securities described herein held by the Sheila L. Saunders Revocable Trust. Sheila L. Saunders and Charles D. Saunders are the parents of our Executive Chairman, Brenton L. Saunders. Brenton L. Saunders has no voting or dispositive power over these shares.
(14)Dr. Few is a member of our board of directors.
(15)Ms. McGoldrick is the sister of our Executive Chairman, Brenton L. Saunders. Mr. Saunders has no investment control or pecuniary interest in the shares held by Ms. McGoldrick.
(16)Ms. Gruber is a member of our board of directors.
(17)Michael Simkims is the managing member of Patient Investors, LLC and may be deemed to have voting control and investment discretion over the securities described herein held by Patient Investors, LLC.
(18)Ms. Woo is our Chief Financial Officer.
(19)Mr. Watson is our Executive Vice President of Americas Sales.
Registered Holder information for each additional Registered Holder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Registered Holder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute or change the information contained in this prospectus, including the identity of each Registered Holder and the number of shares of Class A Common Stock or warrants registered on its behalf. A Registered Holder may sell or otherwise transfer all, some or none of such shares of Class A Common Stock or warrants in this offering. See “Plan of Distribution.”

PLAN OF DISTRIBUTION
The Registered Holders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our Class A Common Stock or warrants or interests in our Class A Common Stock or warrants received after the date of this prospectus from the Registered Holders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of Class A Common Stock or warrants or interests in our Class A Common Stock or warrants on any stock exchange, market or trading facility on which shares of our Class A Common Stock or warrants are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Registered Holders may use any one or more of the following methods when disposing of their shares of Class A Common Stock or warrants or interests therein:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•one or more underwritten offerings;
•block trades in which the broker-dealer will attempt to sell the shares of Class A Common Stock or warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•distributions to their members, partners or shareholders;
•short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
•directly to one or more purchasers;
•through agents;
•broker-dealers may agree with the Registered Holders to sell a specified number of such shares of Class A Common Stock or warrants at a stipulated price per share or warrant; and
•a combination of any such methods of sale.
The Registered Holders may, from time to time, pledge or grant a security interest in some shares of our Class A Common Stock or warrants owned by them and, if a Registered Holder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of Class A Common Stock or warrants, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Registered Holders to include the pledgee, transferee or other successors in interest as the Registered Holders under this prospectus. The Registered Holders also may transfer shares of our Class A Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of shares of our Class A Common Stock or warrants or interests therein, the Registered Holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Class A Common Stock or warrants in the course of hedging the positions they assume. The Registered Holders may also sell shares of our Class A Common Stock or warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our Class A Common Stock or warrants to broker-dealers that in turn may sell these securities. The Registered Holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Class A Common Stock or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Registered Holders from the sale of shares of our Class A Common Stock or warrants offered by them will be the purchase price of such shares of our Class A Common Stock or warrants less discounts or commissions, if any. The Registered Holders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our Class A Common Stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Registered Holders.
The Registered Holders also may in the future resell a portion of our Class A Common Stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The Registered Holders and any underwriters, broker-dealers or agents that participate in the sale of shares of our Class A Common Stock or warrants or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our Class A Common Stock or warrants may be underwriting discounts and commissions under the Securities Act. If any Registered Holder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, then the Registered Holder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Registered Holders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, our Class A Common Stock or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
To facilitate the offering of shares of our Class A Common Stock and warrants offered by the Registered Holders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A Common Stock or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Class A Common Stock or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Class A Common Stock or warrants by bidding for or purchasing shares of Class A Common Stock or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Class A Common Stock or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A Common Stock or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
Under the Registration Rights Agreement, we have agreed to indemnify the Registered Holders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Registered Holders may be required to make with respect thereto. In addition, we and the Registered Holders have agreed to indemnify any underwriter against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

With certain exceptions, we have agreed to maintain the effectiveness of the registration statements of which this prospectus is a part until all such securities have been sold. We have agreed to pay all expenses in connection with this offering, other than underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses. The Registered Holders will pay any underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses relating to the offering.
A Registered Holder that is an entity may elect to make an in-kind distribution of Class A Common Stock or warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of Class A Common Stock pursuant to the distribution through a registration statement.
At the time a particular offer of shares of Class A Common Stock is made, if required, a prospectus supplement will be distributed that will set forth the number of shares of Class A Common Stock being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
We are required to pay all fees and expenses incident to the registration of shares of our Class A Common Stock and warrants to be offered and sold pursuant to this prospectus, which we expect to be approximately $315,000.

LEGAL MATTERS
Latham & Watkins LLP has passed upon the validity of the Class A Common Stock and warrants offered by this prospectus and certain other legal matters related to this prospectus. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS
The financial statements of The Beauty Health Company incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of Class A Common Stock and warrants being registered hereby.

Securities and Exchange Commission registration fee	$213,911
Accounting fees and expenses	$20,000
Legal fees and expenses	$75,000
Printing expenses	*
Miscellaneous	$6,089
Total	$315,000
__________________
*These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers
Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Additionally, our Second Amended and Restated Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board of Directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors under the circumstances and to the extent provided for therein, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which he or she may be involved, or is threatened to be involved, as a party or otherwise, to the fullest extent permitted under the DGCL and the Bylaws. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 16. Exhibits
EXHIBIT INDEX

No.	Description of Exhibit	Form	File No.	Exhibit	Filing Date	Filed Herewith
2.1	Agreement and Plan of Merger, dated as of December 8, 2020, by and among Vesper Healthcare Acquisition Corp., Hydrate Merger Sub I, Inc., Hydrate Merger Sub II, LLC, LCP Edge Intermediate, Inc., and LCP Edge Holdco, LLC	8-K	001-39565	2.1	December 9, 2020
3.1	Second Amended and Restated Certificate of Incorporation of The Beauty Health Company	8-K	001-39565	3.1	May 10, 2021
3.2	Amended and Restated Bylaws of The Beauty Health Company	8-K	001-39565	3.2	May 10, 2021
4.1	Specimen Class A Common Stock Certificate	S-1	333-248717	4.2	September 21, 2020
4.2	Indenture, dated as of September 14, 2021, between The Beauty Health Company and U.S. Bank National Association, as trustee	8-K	001-39565	4.1	September 14, 2021
4.3	Form of certificate representing the 1.25% Convertible Senior Notes due 2026 (included as Exhibit A to Exhibit 4.2)	8-K	001-39565	4.1	September 14, 2021
4.4	Warrant Agreement, dated September 29, 2020, between the Company and Continental Stock Transfer & Trust Company, as warrant agent	8-K	001-39565	4.1	October 5, 2020
4.5	Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934	10-K	001-39565	4.1	March 1, 2022
5.1	Opinion of Latham & Watkins LLP	S-1	333-257995	5.1	July 19, 2021
23.1	Consent of Deloitte & Touche LLP					X
23.2	Consent of Latham & Watkins LLP (included as part of Exhibit 5.1)
24.1	Power of Attorney (included on signature page of the initial filing of this Registration Statement)
107	Filing Fee Table					X
Item 17. Undertakings
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(5)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(6)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communications that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of California, on December 30, 2022.

The Beauty Health Company

By:	/s/ Andrew Stanleick

Name: Andrew Stanleick
Title: Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Andrew Stanleick	Chief Executive Officer and Director (Principal Executive Officer)	December 30, 2022
Andrew Stanleick

/s/ Liyuan Woo	Chief Financial Officer (Principal Financial and Accounting Officer)	December 30, 2022
Liyuan Woo

/s/ Brenton L. Saunders	Director	December 30, 2022
Brenton L. Saunders

/s/ Marla Beck	Director	December 30, 2022
Marla Beck

/s/ Michael D. Capellas	Director	December 30, 2022
Michael D. Capellas

/s/ Dr. Julius Few	Director	December 30, 2022
Dr. Julius Few

/s/ Desiree Gruber	Director	December 30, 2022
Desiree Gruber

/s/ Michelle Kerrick	Director	December 30, 2022
Michelle Kerrick

/s/ Brian Miller	Director	December 30, 2022
Brian Miller

/s/ Doug Schillinger	Director	December 30, 2022
Doug Schillinger